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Exhibit 3.33

[STAMP] FILED MAR 16 1989 [ILLEGIBLE]

CERTIFICATE OF INCORPORATION

OF

ACT III INNER LOOP THEATRES, INC.

        FIRST:    The name of the corporation is ACT III INNER LOOP THEATRES, INC.

        SECOND:    The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle 19801. The registered agent of the Corporation at that address is The Corporation Trust Company.

        THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total number of shares of stock which the corporation is authorized to issue is One Thousand (1,000) shares of common stock. The par value of each share of common stock will be $0.01.

        FIFTH:    The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

        SIXTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

        SEVENTH:    The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

        EIGHTH:    No Director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provision of this Article Eighth by the stockholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification. The provisions of this Article Eighth shall not be deemed to limit or preclude indemnification of a Director by the corporation for any liability of a Director that has not been eliminated by the provisions of this Article Eighth.

        NINTH:    The name and mailing address of the incorporator of this corporation are: Kenneth Liang, Esq., O'Melveny & Myers, 1800 Century Park East, Suite 600, Los Angeles, California, 90067.

        I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 14th day of March, 1989.

/s/ KENNETH LIANG Kenneth Liang Incorporator

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  Exhibit 3.33
CERTIFICATE OF INCORPORATION OF ACT III INNER LOOP THEATRES, INC.